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                                                                       EXHIBIT 5

                      [GLOBAL TELESYSTEMS, INC. LETTERHEAD]

                                June 26, 2000

Global TeleSystems, Inc.
4121 Wilson Boulevard
8th Floor
Arlington, Virginia  22203

Ladies and Gentlemen:

            I am Deputy General Counsel to Global TeleSystems, Inc., a Delaware corporation ("GTS"), and have advised GTS in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Registration Statement on Form S-8 (the "Registration Statement") of GTS with respect to 3,000,000 shares (the "Shares") of common stock, par value $0.10 per share, of GTS ("Common Stock"). The Shares will be issued by GTS in connection with GTS's U.S. Domestic Employee Stock Purchase Plan and International Employee Stock Purchase Plan. This opinion is an exhibit to the Registration Statement.

            In that capacity, I have reviewed the Registration Statement and originals, or copies certified or otherwise identified to my satisfaction, of other documents, corporate records, certificates and other instruments as I have deemed necessary or appropriate for purposes of this opinion. In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as copies.

            Based upon the foregoing, I am of the opinion that the Shares, when issued, will be duly authorized, validly issued, fully paid and non-assessable.

            I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          /s/ Arnold Y. Dean

                                          Arnold Y. Dean
                                          Deputy General Counsel